Exhibit 10.18

Shanghai Ruiqiao Real Estate Development Co., Ltd.

(Lessor)

and

Inner Mongolia Yangufang Whole Grain Industry Development Co., Ltd. Shanghai Branch

(lessee)

Of

Office Building Lease Contract

Chapter One Chapter Two Chapter Three Chapter Four Chapter Five Chapter Six Chapter Seven Chapter Eight Chapter Nine Chapter Ten Chapter Eleven Chapter Twelve

Housing and other rights of use rent and other expenses

Lessee’s Responsibilities

Lessor’s Responsibilities exemption clause rent relief

Breach and Indemnity

Lessee performance bond furnish

Insurance

General Terms

Interpretation and others

Appendix 2 Appendix 2 Appendix 3 Appendix 4 Appendix 5 Appendix 6 Appendix 7

parties to the contract land, building, house floor plan

Lease period and renovation period

Rent, Performance Bond, Other Fees and Payment Methods

List of decoration and facilities

(return standard)

management fee

sign page

Office Building Lease Contract

(No.: HQTD-L-AYLW-2020889)

Date: This contract was signed on June 10, 2020 .

The parties:

Lessor: Shanghai Ruiqiao Real Estate Development Co., Ltd. (hereinafter referred to as “Lessor “)

Lessee: Inner Mongolia Yangufang Whole Grain Industry Development Co., Ltd. Shanghai Branch (hereinafter referred to as ” Lessee “)

The legal addresses of The Lessor and lessee are listed in Appendix 1.

According to the relevant laws and regulations of the state, The Lessor and The Lessee, on the basis of equality, voluntariness, fairness and good faith, have reached an agreement on the basis that The Lessor rents out the house legally owned by The Lessor to The Lessee for use, and The Lessee leases and uses the leased house. This contract (hereinafter referred to as “this contract”) shall be concluded in connection with the housing matters.

Both parties agree that this contract is as follows:

Chapter 1 Housing and Other Use Rights

Housing and Reservation

1.1	The Lessor agrees to place the units (hereinafter referred to as “the house”) located in the building described in Appendix II (hereinafter referred to as “the building”), leased to The Lessee for the period (hereinafter referred to as the “lease period” ) defined in Appendix IV, and The Lessee agrees to lease. The Lessee may, if necessary, jointly use the entrance, stairway and toilet of the building with The Lessor and other persons who have the same rights during the opening hours. The Lessee and persons mentioned above can also use the elevator, escalator and central air-conditioning of the building, but The Lessor or the building management company (hereinafter referred to as the “management company”) has the right to restrict the use of the above-mentioned scope. The Lessor, and all persons authorized by The Lessor or otherwise entitled to it, reserve the following rights:

(i)	Enter the Premises at any time to inspect, repair, and maintain any gutters, plumbing fixtures, water pipes, pipes, wires, cables, conduits, subject to prior written notice to The Lessee.

(ii)	Upon giving prior notice to The Lessee, at any reasonable time, whether accompanied by craftsmen or carrying tools, enter the building to inspect the maintenance condition or use of the building or the progress of any works, count the installations and accessories in the building, and make necessary repairs , maintenance, alteration or other works. In the event of an emergency, it is possible to forcibly enter the house without giving any notice. However, The Lessor shall take reasonable measures to reduce the damage caused by such forced entry.

(iii)	have the exclusive right to install and add heating pipes, pipes, water pipes, chimneys, antennas and other radio-visual cables and receivers, machines and other appliances, signs, signs, posters and other advertisements (whether or not installed) in any part of the building lighting). The Lessor has the right to repair, maintain, repair, move or replace the above installations and additions when it deems appropriate.

(iv)	The exclusive and unfettered right and freedom to renovate, renovate, add, reduce, alter, or dispose of any part of the building (other than the building); and to alter, rearrange or temporarily close any part of the building Configuration of public parts and equipment and facilities. However, when exercising the above rights, The Lessor must minimize the disturbance and inconvenience to The Lessee, but if any impact or damage is caused to The Lessee, The Lessor is not required to make any compensation or compensation to The Lessee .

(v)	have the right to enter the premises to exercise the rights reserved in Chapter 1.

(vi)	Has the exclusive and uninhibited right to name and change the name of the building at any time, and has the right to exchange, change, replace or abandon this name at any time. The Lessor must promptly notify The Lessee after the aforementioned changes are completed.

(vii)	The right to change or increase the house number of the building before going through the initial registration procedures of the building.

(viii)	have the right to hold or permit others to hold or organize any ceremony, exhibition or display of merchandise in any public part of the building at such times, conditions and periods as The Lessor thinks fit.

(ix)	Right to display the exterior walls of the building.

Floor plan, decoration

1.2	The floor plan of the house is shown in Appendix 3 (for identification purposes only). Specific rental parts are marked with black slashes for identification.

1.3	The Lessee declares that it has fully understood and is satisfied with the decoration and facilities of the house when signing this contract. Both parties agree that Appendix 6 and the confirmation document signed when the house is delivered shall be regarded as this contract

The acceptance basis for The Lessee to return the house to The Lessor upon termination (including early termination).

Chapter 2 Rent and Other Expenses

2.1	During the lease period, The Lessee must pay to The Lessor the rent specified in Appendix 5 (hereinafter referred to as ” rent “) and the management fee specified in Appendix VII (hereinafter referred to as “management fee”). The rent and management fee for each calendar month of the lease period shall be paid in advance in accordance with Appendix 5 and 7. The rent and management fee of the first and last month shall be based on the percentage of the lease term in that month. The number of days is calculated and paid. The Lessee shall not for any reason deduct the rent, management fee, performance bond and other fees that it must pay in advance.

2.2	The Lessor has the right to adjust the management fee on an annual basis during the contract period, and calculate the corresponding value-added tax based on the adjusted management fee, but must notify The Lessee in writing one month in advance. These fees will be adjusted by the amount stated in the notice on the start date stated. The Lessee shall pay the management fee in accordance with the adjusted amount. The adjusted fee shall be calculated based on the actual measured floor area of the building and the adjustment rate applicable to other users of the office units in the building.

2.3	The Lessee agrees to pay utility fees such as water and electricity (including temporary water and electricity), telecommunication and telephone fees, and the fees for the facilities used in the building according to the unit price including tax set out in the “Renovation Manual” and/or “Tenant’s Manual” . The Lessor has the right to adjust and recalculate according to the national tax rate or billing price, and The Lessee shall pay the adjusted public utility fees and the corresponding value-added tax after The Lessor or the management company notify. Any penalties incurred by The Lessee due to delays in payment of utilities such as water, electricity, telecommunication and telephone bills shall be borne by The Lessee alone. If The Lessor has paid the security deposit to the relevant facility department, The Lessee shall immediately repay the security deposit paid by The Lessor for the supply of water, electricity, telecommunication and telephone according to the request of The Lessor.

2.4	The Lessee shall pay The Lessor or the management company the cost of the replacement of any damaged light bulbs or tubes in the premises by The Lessor or the management company.

2.5	The building area of the house is listed in Appendix 5. The Lessor and The Lessee hereby irrevocably make a clear statement: In order to avoid future disputes, if the building area of the house is different from the rented area measured by any person, organization or agency or the area of other algorithms, both parties agree not to use the house. Rent and any other expenses calculated on the basis of the floor area of the house are adjusted.

2. 6	The Lessee must pay and repay all the taxes and fees and any fees that are levied by the Chinese government management department or other functional departments to the user of the house or any part thereof and caused by the business of the house now or in the future. The Lessee shall repay any payable or levied fees advanced by The Lessor upon The Lessor’s request.

2.7	The house rent, property management fee, parking space fee (if any) and other fees stipulated in this contract do not include value-added tax, and The Lessee shall bear additional value-added tax. During the lease period, if the value-added tax rate or tax rate at the location of the house is adjusted and The Lessor’s taxes and fees are increased, The Lessee agrees to bear all the increased value-added tax by The Lessor. The Lessee shall pay within the time limit stipulated in this contract, otherwise The Lessor shall have the right to pursue the liability for breach of contract due to The Lessee’s failure to pay the rent as agreed.

2.8	During the lease period, if the following circumstances occur, without affecting the other rights or remedies of The Lessor, The Lessee must pay The Lessor a liquidated damages calculated in the following manner and at the rate of 0.1 % per day:

(i)	If the rent, management fees, other fees and any payables (whether recourse or not) owed by The Lessee are overdue for seven days, the penalty for overdue payment shall be calculated from the date of payment to the date when The Lessor or the management company receives all such payments.

(ii)	For The Lessee’s debts stipulated in this contract that have been paid by The Lessor on behalf of The Lessor, the liquidated damages for overdue payment shall be calculated from the date of payment by The Lessor to the date of receipt of the payment by The Lessor.

Chapter III Responsibilities of The Lessee

The Lessee hereby makes the following commitments to The Lessor:

license, permit

3.1	The Lessee promises to apply to the relevant government department at its own expense before starting and operating its business in the house and obtain any licenses, approvals or permits necessary for its operations. Lessee must ensure that such licenses, approvals or permits are fully valid for the term of the lease and that Lessee complies with the requirements of such licenses, approvals or permits in all respects.

Interior maintenance and cleaning

3. 2.1	The Lessee must maintain all decoration, facilities, fittings and all additions to the premises (whether owned by The Lessor or The Lessee) during the lease term. Including but not limited to, plaster, gypsum, decoration of the floor, walls, ceiling, doors, Windows, window frame, electrical devices and wiring, lighting, fire alarm and fire fighting supplies, all cable ducts, pipes, etc and installation of the (or other special parts) solely by The Lessee in the toilet, sanitary ware, water supply and drainage equipment (if any), In good and clean condition, The Lessee shall, from time to time during the Term of the Lease, at its own expense, properly repair, maintain, paint and repair all fit-out, fittings, fittings and all additions (whether owned by The Lessor or The Lessee) to the premises.

3.2.2	The Lessee must keep the house and any part of it in a clean and hygienic state at all times, and must hire a person or company designated by The Lessor or management company or proposed by The Lessee and agreed by The Lessor or management company at its own expense to act as the The cleaning contractor for the premises; The Lessee shall also be responsible for the disposal of all waste and garbage and dumping at locations designated by The Lessor or the management company from time to time in accordance with the requirements of the rules and regulations as may be formulated and amended from time to time by The Lessor or the management company; The Lessee Do not bring, hold or tolerate into the premises anything that The Lessor considers unclean, unsightly or harmful to the premises.

Use and maintenance of electrical equipment

3.3.1	If any electrical equipment, wires or pipelines in the building constitute a hazard or unsafety, or at the request of The Lessor and the relevant public utilities, the installation, repair or modification of such electrical equipment, wires or pipelines shall be carried out by The Lessee. Hire a contractor approved in writing or designated by The Lessor; however, The Lessor shall not be liable for the above-mentioned installation, repair and alteration works of the Contractor due to such approval or designation. The Lessee also allows The Lessor or its agent to enter the premises at a reasonable time to test the wires or lines after giving prior notice. The Lessee shall be responsible for all expenses, losses and damages arising from the failure or disrepair of any electrical equipment, electrical appliances, wires, pipelines, water fittings, instruments (if any) in the premises (and such failure or disrepair is attributable to The Lessee). , claims, demands, lawsuits to make full compensation.

3.3.2	Without the prior written consent of The Lessor or the management company, The Lessee shall not install, change or add wires, electrical equipment and pipelines without authorization.

3.3.3	The Lessee shall abide by the local power supply department and all the rules and regulations of the power supply related to The Lessor or the management company, and shall not overload the cables, wires or other appliances of the house.

3.3.4	The installation of any telephone line, communication and data line outside the house must be carried out in accordance with the instructions of The Lessor and the management company and the requirements of the relevant government departments of Shanghai.

Repair and Damage Notice

3.4.1	Upon receipt of a notice of repairs or works submitted by The Lessor or its authorized representative, The Lessee must immediately proceed to execute and complete such repairs or works in accordance with the requirements of the notice. If The Lessee fails to diligently carry out such repairs or works within two weeks of receiving the notice (or the shorter period required), The Lessor has the right to forcibly enter the premises to carry out such repairs after giving the notice or engineering. All expenses thus incurred will become a debt of The Lessee to The Lessor, and The Lessee shall repay immediately at the request of The Lessor.

3.4.2	In the event of any damage, injury to the house or persons in the house, or a fire or accident in the house, or the failure, damage, rupture or defect of the plumbing, electrical wiring, fittings, appendages or other facilities in the house, the tenant shall The party must notify The Lessor and the management company orally and in writing immediately. At the same time, The Lessee shall take necessary measures to reduce losses in a timely manner and carry out maintenance works within a reasonable time.

Compensation

3.5.1	1 Fire, smoke leakage and water overflow caused by The Lessee’s negligence or negligence or the natural damage of the facilities in the building will cause damage to the building and its internal facilities and equipment (including any equipment, wires, pipes, etc., maintained by The Lessee in the building), or to other tenants of the building A third party or of the caused property damage or personal injury to any person, The Lessee must take full responsibility At the same time, The Lessee should pay The Lessor for other relevant to any person Therefore lodge a claim against The Lessor by a third party and by legal procedures and make any loss or damage suffered by The Lessor and spending all of the costs and expenses, whether directly or indirectly .

3.5.2	If any window or glass of the house is broken or damaged due to the acts or omissions of The Lessee, The Lessee must pay or reimburse to The Lessor all costs incurred by The Lessor in replacing any window or glass of the house.

3.5.3	The Lessee shall pay and reimburse The Lessor the repair costs for any defect or damage caused by The Lessee to any part of the building and all costs and expenses incurred by The Lessor due to any claims and demands in this Chapter.

Close windows and exterior doors

3.6	The Lessee shall keep all windows and exterior doors of the house closed. If The Lessee fails to implement the requirements of the notice within a reasonable time after receiving the notice from The Lessor or the management company requiring The Lessee to close all external windows and doors, The Lessor or the management company has the right to send its representative to forcibly enter the premises. The house closes all open windows and doors.

Storm protection

3.7	The Lessee must take all precautions to prevent the interior of the house from being damaged by storms, typhoons, torrential rain or other bad weather. In particular, the tenant must ensure that all exterior doors and windows of the premises are securely fastened in the event of inclement weather.

Logos and Brands

3.8.1	The Lessee shall not exhibit, display, Hang any written sign, signboard or other design, whether illuminated or not, that is sufficiently visible from outside the building, nor shall any written sign, signboard or other design be hung in any public part, lobby, landing, passage or passage of the building design. The Lessee may place a sign or nameplate of The Lessee’s company name at the entrance of the house. The sign or nameplate shall be printed or printed by The Lessee at its own expense and shall adopt the design and workmanship standards agreed by The Lessor. The Lessor, the management company or other authorized agents shall have the right to remove any signs, signs, brands or related decorative patterns pasted, hung, placed or displayed by The Lessee without authorization, and The Lessee shall pay the expenses incurred thereby .

3.8.2	In addition to Article 3.8.1 of this contract, The Lessee can only display its company name on the signboard of the building. The Lessee shall pay The Lessor or the management company within fourteen days of receipt of the notice to make, add, repair, change or replace by The Lessor or the management company for The Lessee (changes or replacements shall be agreed in advance by The Lessor or the management company) The service fee (if any) of the tenant’s nameplate in the building’s sign.

Return the house

3.9.1	On the end date of the lease term or the date of early termination, The Lessee must restore the house listed in the list shall be returned to The Lessor in good, clean and normal maintenance condition (except for normal wear and tear), and the access to all parts of the house, and access to the building toilet or other lessee must be The keys of the passable places are returned to The Lessor.

3.9.2	On the end of the lease term or the date of early termination, if The Lessor agrees in writing in advance and both parties agree that The Lessee will pay a fee to replace the restitution arrangement, The Lessee may Fittings or installed equipment or attachments (excluding movable equipment owned by The Lessee) are handed over to The Lessor in good leaseable condition (except for reasonable wear and tear). After handover, The Lessor becomes the owner of such fittings, equipment and attachments. If the two parties cannot reach an agreement on the aforementioned fees and The Lessee fails to restore the house to its original state according to Article 3.9.1 , The Lessor has the right to restore the house to its original state by itself or entrust a third party, and all expenses arising therefrom shall be paid by The Lessor. The Lessee is responsible.

3.9.3	After The Lessee moves out of the house for any reason at any time during the lease period or at the end of the lease period (including early termination), if the house contains any decoration, furniture, equipment, objects , Materials, equipment or any other items are deemed to be abandoned by The Lessee, and The Lessor has the right to dispose of the aforementioned items in any way . It also has the right to recover from The Lessee all costs incurred in removing and disposing of the aforementioned items, or deduct such costs from the performance bond paid by The Lessee, if the performance bond paid by The Lessee is insufficient to cover the When waiting for the expenses, The Lessor still has the right to continue to recover the insufficient amount from The Lessee.

3.9.4	The Lessee shall be responsible for repairing the damage to the house or the building during the relocation and removal of The Lessee’s attachments, installations and attachments. If The Lessee violates the provisions of this clause, The Lessor has the right to make repairs to the house or the building as it deems appropriate in its absolute discretion, and all expenses arising therefrom will be borne by The Lessee. The Lessor is not required to give The Lessee any compensation for the loss of the value of The Lessee’s attachments, devices and attachments caused by the removal of The Lessee’s attachments, devices and attachments in the building.

3.9.5	The Lessee shall cancel or relocate the industrial and commercial licenses with the house as the registered address in a timely manner after the termination or early termination of this contract, pay all the fees payable for the house and go through the relevant account cancellation procedures. If the party fails to go through the aforesaid cancellation procedures within 30 days after the termination of this contract or early termination , The Lessee agrees to authorize The Lessor to go through the relevant cancellation procedures on its behalf, and all expenses arising therefrom shall be borne by The Lessee. If The Lessee fails to go through the cancellation or relocation procedures within the aforesaid agreed time limit, The Lessor has the right to require The Lessee to assume the liability for breach of contract according to the standard of [ 500 ] ￥/day from the date of termination or early termination of this contract, and the liquidated damages are not sufficient If the loss of The Lessor is compensated, The Lessor shall have the right to continue to pursue compensation. The renter can directly deduct the expenses from the security deposit. If the security deposit is not enough to offset, The Lessee shall make up for it separately.

Use air conditioning equipment

3.10.1	The Lessee must use or adjust any central air conditioning (cooling or air circulation) equipment or machinery provided by The Lessor for the premises with care and reasonableness.

3.10.2	In addition to the air-conditioning facilities provided by The Lessor, The Lessee shall not install other air-conditioning devices and equipment, nor shall they install air-conditioning devices and equipment to replace the air-conditioning facilities provided by The Lessor.

3.10.3	During the lease period, if The Lessee requires the use of air-conditioning outside the normal air-conditioning opening hours of the building (see the Appendix 5 of property charges for Hongqiao Tiandi Plaza for details), the management company must be reasonably notified in advance, and the management Companies should provide as much as possible. The Lessee must, according to the requirements of property management, pay all expenses and corresponding value-added tax arising from the provision of additional air-conditioning services, including but not limited to overtime air-conditioning fees (please refer to the list of property charges for Hongqiao Tiandi Plaza in Appendix 5 for the charging standards), the management company can reasonably adjust the overtime air conditioning fee according to the actual expenditure every year. After notifying The Lessee in writing 30 days in advance, The Lessee shall pay according to the adjusted fee and pay the corresponding value-added tax at the adjusted fee.

Remove defective objects

3.11	The Lessee shall, at its own expense, remove any substandard structures, buildings, partitions and other alterations in the house at any time during the lease period in accordance with the requirements of the Shanghai real estate management department or other relevant government departments and The Lessor. , if The Lessee fails to perform as stipulated The Lessor has the right to perform it on its behalf, and The Lessee shall pay all the expenses arising from the execution of the aforesaid works.

nuisance

3.12.1	The Lessee shall not cause, make, tolerate, allow the making of any sound, noise or vibration (including television, radio, broadcast sound and any sound-producing equipment, instrument, music, sound or vibration) in the premises. Vibration), or doing things or acts in the premises that may be a nuisance to The Lessor, owners of other premises in the building, tenants, users, occupiers of adjacent premises in the building, or users of adjacent premises.

3.12.2	The Lessee agrees that if The Lessee continues to violate the provisions of Article 3.12.1 of this contract , it constitutes a serious breach of contract, and The Lessor has the right to unilaterally terminate this contract and take back the house in advance.

Housing purposes

3.13.1	The building is not for residential use, The Lessee shall not use the building or any part thereof for purposes other than office use, and shall not adversely affect the goodwill and reputation of The Lessor or the building. Only The Lessee is responsible for the licenses, approvals or permits required to operate the premises. The Lessor does not make any representations and warranties for the purpose except that the house can be used for office use. The Lessee shall compensate The Lessor for any damages caused by The Lessor to The Lessor or the building due to its violation of the above provisions.

3.13.2	The Lessee shall not use or cause, permit, tolerate the use of any part of the premises as a casino or use the premises for any illegal, immoral or inappropriate purpose. The Lessee has absolute responsibility to control its licensors, visitors, and prevent their presence in the public parts of the building.

3.13.3	The Lessee shall not produce, manufacture, process or store any goods or commodities in the premises or any part thereof; shall not conduct or permit any sale, auction of items or any similar sale in the premises; shall not operate outside the premises solicit business, sell, distribute or advertise any brochures or anywhere within the building.

3.13.4	The Lessee shall not prepare food or diet in the premises, nor shall he use any utensils to cook or heat any food (except for the use of microwave ovens to heat food in the pantry of a normal office).

3.13.5	The Lessee shall not introduce into the premises (or any other part of the building) or cause it to escape from the premises (or any other part of the building) that The Lessor considers disgusting, irritating odours or poisonous or harmful gases. Leak out, or allow the above to happen.

3.13.6	The Lessee shall not smoke in the premises or any other part of the building, and The Lessee has absolute responsibility to ensure that its licensors and visitors do not smoke in the premises or any other part of the building.

3.13.7	The Lessee shall not use the premises as a sleeping accommodation, a residence in the usual customary definition. The Lessee shall not allow anyone to stay overnight. If The Lessee employs security guards to stay in the house, it shall notify the management company in advance of the contact information of the left-behind personnel.

Dangerous

3.14	The Lessee shall not at any time place, keep, store or allow, tolerate the placement, Safeguard and store any weapons, ammunition, gunpowder, saltpeter, kerosene or other dangerous, flammable and explosive items that The Lessor considers dangerous and poisonous.

channel blockage

3.15	The Lessee shall not block any entrances, exits, stairs, platforms, passages, escalators, Elevators, lobbies or other public areas or stacking of any crates, cartons, rubbish or other obstructions of any kind or nature. If there is any violation, The Lessor or the management company has the right to clear and dispose of any obstacles left or not handled by The Lessee in a manner deemed appropriate by The Lessor without notice. The Lessee is responsible and The Lessor shall not be liable to The Lessee or any other person for this.

parking

4.16	The Lessee shall not park arbitrarily to cause obstruction,The lessee is not allowed to park at will and cause obstruction, and the lessee can only according to the lessor or management company’s permission and direction the use of the building’s car park, driveway, car park access, cargo handling area.

animals, pets, pests

3.17.1	The Lessee shall not keep any animals or pets in the premises.

3.17.2	The Lessee shall take measures to the satisfaction of The Lessor to defend the premises or any part thereof from termites, rats, cicadas or any other harmful insects and parasites at its own expense. The Lessee shall, at its own expense, hire a pest control contractor designated by The Lessor or the management company or agreed by The Lessor or the management company to carry out pest control or pest control work at the time specified by The Lessor.

Use building name

3.18.1	The Lessee shall not use the name/logo or any part of the name/logo of The Lessor or the Building or the Premises for any purpose other than indicating the address of its business without the prior written consent of The Lessor. graphics.

3.18.2	When conducting external operations and registration, The Lessee shall accurately use the house address to indicate its business address. The Lessor reserves the right to change the project name and the name of the building when it deems appropriate, and The Lessor does not need to pay The Lessee any compensation for such changes, but The Lessor shall notify The Lessee in a timely manner after the aforementioned changes are completed.

cargo handling

3.19.1	If the cargo needs to be loaded and unloaded, The Lessee must use the cargo loading and unloading areas, entrances and exits and cargo elevators designated by The Lessor or the management company, and can only load and unload the cargo within the time specified by The Lessor or the management company. The Lessee shall not use the guest elevator or electric staircase to carry items at any time and under any circumstances.

3.19.2	All the work of cleaning, moving furniture or any other bulky objects into and out of the building must be carried out within the time specified by The Lessor or the management company. The Lessor or the management company reserves the right to reject any objects that it considers to be in violation of the terms of this contract The right to enter and exit the building.

deliver food

3.20	Except for the use of the building’s cargo elevator and cargo import and export, The Lessee shall not approve or allow any food or food-containing utensils to be delivered to or removed from the building by other elevators, import and export of the building.

Installing and changing facilities

3.21	Without the prior written consent of The Lessor, The Lessee shall not and shall not allow others to engage in the following matters:

(i)	laying, installing, erecting any antenna, wire, cable or other thing or thing on the roof, wall, access, stair, platform, passage, lobby or other public place and any part of the ceiling and wall of the building, or move, dismantle, alter the public antenna, satellite cable or other receiver provided by The Lessor. The Lessee shall provide The Lessor with access for The Lessor to install, improve, maintain, and alter any audio-visual reception facilities in the Building.

(ii)	Erection, installation or alteration of any appendages, partitions, electrical installations, plumbing, air conditioning or other structures, installations in the premises.

(iii)	Install or allow or tolerate installation of equipment and utensils or machinery in the house that exceeds the load-bearing limit of the floor, or install equipment without water, electricity or gas consumption shown in its separate sub-meter. The Lessor reserves the right to specify the maximum load-bearing capacity and the installation location of safes or other heavy objects, and may require such objects to be placed on supports to disperse the load-bearing capacity.

(iv)	Modify existing door locks, latches and fittings on the door of the premises, fire exit; install any additional door locks, latches or fittings, temporary or permanent; install any door that may violate the regulations of the fire department or other relevant government authority in effect from time to time, Metal gates, shutters.

Destruction of houses and public facilities

3.32	Without the prior written consent of The Lessor, The Lessee shall not and shall not allow others to do the following:

(i)	Repairs, cuts, demolishes, damages, drills holes, marks or damages doors, windows, sashes, walls, glazing, ceilings, structural load-bearing beams or other fixtures of the premises or any plumbing, plumbing, water , gas, air conditioning system.

(ii)	affixes anything or paints, alters, hangs or drops anything from the premises, or damages, damages or defaces any part of the structure of the building, or any part of the building public Any decorative appearance of places, stairs, elevators, escalators (including any decorations such as trees, plants and bonsai there).

(iii)	Spray or paint or stick any objects and substances on the inside or outside of the windows of the house and on the window frames, glass curtain walls.

(iv)	nailing or inserting any nails, screws, hooks, wall brackets or other similar objects into the ceiling, wall or floor of the house (except for decorations that are light and will not cause damage to any part of the house).

toilet, sanitary equipment

3.23.1	The Lessee shall not use the toilets in the building or the toilets in the public areas of the building and their equipment provided by The Lessor for purposes other than their designed functions. The Lessee shall not throw foreign objects into the sanitary ware.

3.23.2	The Lessee shall pay The Lessor within 14 days at the request of The Lessor all the damages caused by The Lessee’s violation of Article 3.23 . The costs incurred, and full compensation for the loss caused by The Lessor.

Chapter IV Responsibilities of The Lessor

The Lessor hereby agrees with The Lessee as follows: Property Ownership

4.1	When this contract is signed, The Lessor has informed The Lessee that the land on which the house is located is for business, entertainment, office, and comprehensive purposes, and that The Lessor is the legal real estate owner of the house, and is qualified to lease the house and own the land. The property right of the house (the title certificate number is Hufangdi Minzi (2016) No. 042825 ). The house is for office use only.

house use rights

4.2.1	When The Lessee pays the rent according to the time and method specified in this contract and other expenses that should be paid by The Lessee as stipulated in this contract, and observes and performs the terms, commitments, regulations, conditions and conditions that The Lessee must abide by and perform as stipulated in this contract. Under the premise of the obligation, The Lessee has the right to use and enjoy the premises during the lease term without unlawful interference by The Lessor or its representatives.

4.2.2	The Lessee agrees and understands that in order to keep the building in good condition during the lease period, The Lessor has the right to engage in or permit others to engage in maintenance, repair and other projects when it deems appropriate. It does not constitute disturbance to The Lessee, but The Lessor shall try its best to reduce the disturbance of the project to The Lessee.

mortgage

4.3	When signing this contract, The Lessor has informed The Lessee that the house has been mortgaged to the bank.

deliver

4.4	In view of the fact that The Lessee has actually used the house, both parties agree not to go through the delivery procedures. The Lessee should All terms, conditions, and responsibilities, obligations, guarantees and commitments that The Lessee should abide by and perform under this contract are absolutely binding on The Lessee.

reconstruction

4.5.1	If at any time during the lease period, The Lessor resolves (the resolution of the board of directors issued by The Lessor will be regarded as valid proof) to rebuild, demolish, lease the building or any part thereof, including the building The party has the right to give The Lessee six months’ written notice to terminate the lease term in advance, and the lease term will end on the date specified in the written notice. The rights and remedies of either party against the other party for breach of this contract prior to the expiration of the written notice shall not be affected by early termination of the lease contract.

4.5.2	The Lessee shall not be entitled to rent relief, compensation or any other remedy in the event of the aforementioned early termination of the lease term.

taxes

4.6	The Lessor shall pay to the relevant government departments all relevant laws and regulations for the lease of the house.

Taxes paid by The Lessor.

repair

4.7	The Lessor shall reasonably instruct the Management Company to keep the roof, main structure, walls, main drainage pipes and main cables, public areas and facilities of the building in good working order. However, The Lessor shall not be liable unless The Lessee informs The Lessor in writing of any defect or need for repairs and The Lessor fails to notify the Management Company of any necessary repairs within a reasonable time of receipt of the notice.

Air conditioning service

4.8	The Lessor shall reasonably instruct the management company to provide air-conditioning services to the house. When the normal air conditioner is on Please refer to Appendix 5 for details. If The Lessee requests to use the air-conditioning service outside the opening hours of the air-conditioning listed in Appendix 5, it must notify the management company in advance. The Lessee must pay all expenses and the corresponding value-added tax for the provision of additional air-conditioning services at the request of the management company.

Chapter V Exemption Clause

The Lessee hereby expressly agrees and represents that under no circumstances shall The Lessor be liable to The Lessee or any other person for the following events:

Elevator, other equipment, water and electricity supply

5.1	due to any malfunction, defect, damage or lack of electricity, water, gas supply, telecommunications and telephone services and other public facilities in the building due to any malfunction, defect, damage to the elevators, escalators, fire security facilities, central air-conditioning system or other equipment break, change, interfere, cease, cause The Lessee or any other person to suffer, suffer any damage, loss, destruction or any loss of business or any disturbance, inconvenience to The Lessee or any other person.

fire, flood, pests

5.2	Due to typhoons, landslides and ground fissures, leakage of poisonous gas, fire, smoke or any other substance or thing, water overflow, vibration in the building or adjacent buildings, infiltration of rainwater and sea water, breeding of rats, termites and other pests, the Acts, omissions, neglect or negligence of users of other parts of the building, defects in the premises and The Lessor’s fittings and fittings or any part thereof, the fall or fall of anything in the building, the explosion of the building or the premises, Theft, robbery, causing The Lessee or any other person to suffer or suffer any damage, loss, destruction or loss of business to any person or property.

5.3	The security, guards, management personnel, mechanical and electronic anti-theft systems of any nature (if any) provided by The Lessor or the management company shall not constitute The Lessor’s responsibility for the security of the premises or the persons and properties in it. The Lessee is responsible for the security of the premises and the persons and property in it at all times.

project

5.4	Due to the suspension of use of the building facilities such as air conditioners, antennas, elevators and escalators due to the re-installation, maintenance or repair works of The Lessor or the management company on the public parts or facilities of the building, The Lessee feels inconvenience or interference when using the building, or cause loss or damage to The Lessee.

Unless otherwise agreed in this contract or with the written consent of The Lessor, The Lessee shall not reduce or stop the payment of rent, management fees or other fees payable under this contract due to the occurrence of the aforementioned events. If the aforementioned events are caused by a third party, The Lessee agrees to directly choose to file an infringement lawsuit and/or make a claim against the infringing third party, and exempt or waive any liability to The Lessor.

Chapter VI Rent Relief

stop paying rent

6.1	If the building or any part of the premises is subject to fire, flood, Storms, typhoons, building defects, termites, earthquakes, subsidences or any other disaster beyond the control of The Lessor, and the acts, omissions, failures, neglect or negligence of The Lessee, its agents, employees, contractors or licensors, cause damage, damage and render the premises unfit for use; or the building or the premises at any time during the lease term is not due to the act, omission, failure or failure of The Lessee, its agents, employees, contractors or licensors. is declared a dangerous building, is ordered to remove, or is ordered to close; then, based on the proven type and extent of damage and a reasonable portion of the rent deducted by the order, the next day the house is damaged or destroyed Payments cease from the first day of the calendar month until the home is repaired or fit for use or the above order has been eliminated. However, if The Lessor considers that such repairs are not practically feasible, The Lessor does not have to repair the damaged or destroyed building or premises.

Termination of contract for destruction or damage

6.2	At any time after three months from the date of such destruction and damage, The Lessor or lessee may Either party may notify the other party in writing to terminate this contract before the building or the house is rebuilt; this contract shall be terminated immediately upon the issuance of the notice; however, it does not affect the right of either party to claim its early compensation for breach of contract against the other party, It also does not affect The Lessor’s right to recover the rent and other expenses owed by The Lessee before the occurrence of such events in accordance with Article 6.1 of this contract .

Chapter VII Default and Compensation

default

7.1	Without prejudice to The Lessor’s exercise of any right to sue The Lessee due to The Lessee’s breach, non-compliance or non-performance of any terms and conditions of this contract, and without prejudice to The Lessor’s claim from The Lessee in accordance with the provisions of Chapter VIII of this contract Under the right to deduct all losses and damages suffered by The Lessee due to the breach, non-compliance, non-performance and other breaches of The Lessee from the performance bond paid, The Lessor shall have the right to, at any time after any of the following circumstances occur, legally Early repossession of the house or any part thereof, and this contract terminates itself immediately. In this case, The Lessor does not need to compensate The Lessee for any decoration fee and equipment addition fee. Such cases are:

(i)	Any rent, management fee, performance bond and/or any other fee, tax payable under this contract that is in arrears by The Lessee from the date such rent, management fee, performance bond and/or any other fee, tax becomes payable more than seven days (regardless of formal recourse or not).

(ii)	The Lessee breaches or fails to perform any terms and conditions stipulated in this contract.

(iii)	Whether The Lessee is forced or voluntarily bankrupt, enters bankruptcy liquidation proceedings, and conducts liquidation (except for the purpose of reorganization and merger), received by the receiver.

(iv)	The Lessee suspends business or indicates that it will suspend business without the written consent of The Lessor.

(v)	Any property of the premises or The Lessee is subject to compulsory expropriation or seizure.

(vi)	Any person applies to the court to liquidate The Lessee and the court accepts such application.

(vii)	expenses after a written warning from The Lessor .

(viii)	The Lessee sublet or transfer the tenancy right of the house without authorization, or destroy the structure of the house without authorization.

(ix)	The Lessee withdraws the lease without authorization.

Default compensation

7.2.1	In the event of Article 7.1 of this contract , The Lessee has already paid the security deposit and will not be refunded. rent, management fees and other fees payable by The Lessee) and shall be liable for the following breach of contract:

(1)	The Lessee shall pay The Lessor a penalty equal to the sum of the unpaid rent payable by The Lessee until the expiration of the lease term. If The Lessor can lease the house again within the lease term of this contract, the amount of liquidated damages payable by The Lessee may be reduced accordingly.

(2)	The Lessee shall pay The Lessor the rent for the decoration period and/or rent-free period (if any) that it has enjoyed according to the rent standard agreed in this contract.

Only the total rent paid by The Lessee and the above items (1) and (2) shall not exceed the total rent payable by The Lessee when the lease term expires and terminates in this contract.

7.2.2	When the situation of Article 7.1 of this contract occurs, The Lessor sends a written notice to The Lessee, indicating that The Lessor exercises the right to take back the house in advance given by this contract, which will constitute that The Lessor has fully and fully complied with this right. Exercising, The Lessor does not need to actually enter the house to exercise the right.

7.2.3	Without prejudice to The Lessor’s exercise of any right to sue The Lessee due to The Lessee’s violation, non-compliance or non-performance of this contract, if The Lessee fails to pay the rent, management fee, performance bond or any If The Lessee still fails to pay all or part of the other expenses (hereinafter referred to as “arrears”) within seven days after The Lessor issues a written reminder notice, The Lessor may exercise the following rights:

(a)	losses , expenses and expenses incurred by The Lessor in recovering the arrears , including but not limited to:

(i)	the increased work expenses of The Lessor’s employees and management companies in the collection of arrears as reasonably determined by The Lessor;

(ii)	legal costs (including attorneys ’ fees and court costs) that The Lessor must pay to recover the amount owed from The Lessee , whether or not legal proceedings have been commenced ;

(iii)	Any reasonable fees payable by The Lessor for the appointment of a debt collector in order to recover the debt from The Lessee.

(b)	On the premise of notifying The Lessee forty-eight hours in advance, The Lessor may immediately order the management company to stop providing water, electricity, gas, telecommunications, telephone, air conditioning and other management services to the house and take any other measures and actions The Lessor deems appropriate , until The Lessee pays all the arrears and expenses incurred therefrom (including the cost of reconnecting water, electricity, gas, air conditioning, telecommunication and telephone services), The Lessor shall not be liable for any damages and losses suffered by The Lessee as a result. assume any responsibility. Any rights and legal remedies conferred on Lessor by this Clause are overlapping and do not prejudice Lessor ’s rights and legal remedies against Lessee to take action against Rent and any sums in arrears.

accept rent

7.3	The recovery or acceptance of any rent by the Leaser or its agent shall not be deemed to be a waiver of the Leaser’s right to hold the Lessee accountable for any breach of its non-compliance with and performance of any of its commitments under the agreement which the Lessee is required to comply with and perform under this Contract The lessee has no right to use such rent recovery or acceptance as a defense against the lessor’s exercise of its right to forfeit the performance bond.

Unauthorized withdrawal

7.4	In cases other than those specified in this contract, if the lessee terminates the lease without authorization, the Leasor shall have the right to require the lessee to continue to perform this contract and claim damages from the lessee for losses suffered. Or the leaser may exercise the right to terminate the contract in accordance with Article 7.1 hereof and the lessee shall bear the agreed liability for breach of contract7.5. It is stipulated that the right to rescind the contract shall be exercised and The Lessee shall bear the agreed liability for breach of contract.

Overdue home return

7.5	If the lease term expires or this contract is terminated early, if The Lessee returns the house overdue, The Lessee shall compensate The Lessor for all losses suffered thereby, including but not limited to The Lessor due to the delay in delivering the house to the new tenant. Liquidated damages and intermediary fees, in addition, for each overdue day, The Lessor must pay liquidated damages equal to 2 times the original rent; if The Lessee returns the house overdue, The Lessor has the right to unlock the house and replace it Lock the door and enter the house, all decorations, facilities and movable items left in the house (hereinafter referred to as “legacy”) shall be deemed to be waived by The Lessee of ownership of the legacy. The Lessor shall have the right to sell, transfer, discard or dispose of the Remnants in any other manner as The Lessor deems appropriate. Notary fees, attorney fees or other expenses incurred by The Lessor in the above process shall be borne by The Lessee.

Chapter VIII Lessee Performance Bond

performance bond

8.1.1	The Lessee must provide The Lessor with a performance bond in accordance with the provisions of Appendix 5. The performance bond is kept by The Lessor throughout the lease term, and The Lessor is not required to pay The Lessee the interest on the performance bond. During the lease period, The Lessee shall not use the performance bond to offset any payable expenses such as rent and management fees.

8.1.2	The amount of performance bond must be equivalent to the amount detailed in Appendix 5 at the time of signing the contract. During the lease term, the security deposit will be successively added along with the increase of the rent and management fee and the corresponding value-added tax stipulated in this contract.

8.1.3	During the lease period, if The Lessee breaches the contract, The Lessor may deduct its losses from the performance bond (including but not limited to the contract stipulation that The Lessee shall pay the amount, interest, liquidated damages, compensation fees and The Lessor’s advance payment). The Lessee shall immediately make up the performance bond to The Lessor. If the performance bond is not enough to cover the loss of The Lessor, The Lessor may claim compensation from The Lessee separately.

8.1.4	If The Lessee fails to comply with the provisions of Article 8.1.3 of this contract to make up the performance bond, The Lessor has the right to immediately take back the house and terminate this contract in advance, and The Lessor has the right to confiscate the remaining performance bond. If the balance of the performance bond is not enough to cover the loss of The Lessor, The Lessor may separately claim compensation from The Lessee.

Return of performance bond

8.2.1	If The Lessee requests to terminate this contract in advance due to any reason of The Lessee, The Lessor does not need to return the performance bond paid by The Lessee, and has the right to continue to pay for the losses suffered in accordance with the relevant laws and the provisions of this contract. The Lessee demands compensation.

8.2.2	Without prejudice to the above provisions, after the end of the lease period (or early termination according to the provisions of this contract) and after The Lessee returns the house to The Lessor as agreed in the contract, and provides the house as the registered address 30 days after the certificate of cancellation or relocation of the similar license, payment of the house telephone and other expenses and cancellation of the relevant account, and the original performance bond receipt is provided , the performance bond shall be deducted from all losses (if any) of The Lessor and payable by The Lessee. Unpaid fees will be returned to The Lessee by The Lessor without interest.

Performance bond assignment

8.3	If The Lessor transfers the house to a third party, the third party shall continue to perform the Under the same premise, The Lessor has the right to transfer the performance bond to the third party. After that, The Lessor shall not be liable for this contract or the performance bond.

Chapter 9 Decoration

Decoration

9.1	The Lessee must comply with the provisions of The Lessor ’s written consent to Revise floor plans and specifications for interior fit-out, partitions, equipment or alterations to the house, using good technique and quality materials to ensure that the house stylistically meets the requirements of the building as a first-class commercial office building, and is committed to Keep it in good condition and in proper repair to the satisfaction of The Lessor during the lease term. However, The Lessor shall not be liable for any damages or claims arising from defects in design, quality of finishing or otherwise by reason of the above consent. The Lessee shall not alter the floor plan and specifications of the house for decoration, separation, construction or reconstruction without the prior written consent of The Lessor.

9.2	The Lessee agrees to abide by and obey the following provisions for the renovation or redecoration or maintenance of the premises:

(i)	The Lessee must prepare and submit the project proposal to The Lessor or the management company at its own expense Appropriate plans and specifications for the project (hereinafter referred to as “Lessee Project”), and submit a description of the design outline drawings and planned configuration of the project (hereinafter collectively referred to as the “ Lessee Scheme” ) .

(ii)	A Lessee Scheme must:

(1)	include detailed plans and specifications for alterations to any electrical wiring, air conditioning, plumbing openings, fire service installations and other public facilities;

(2)	including detailed lighting instructions;

(3)	Comply with all relevant rules and regulations issued by relevant Chinese government departments from time to time.

(iii)	The Lessor or the management company shall agree to accept or reject or require The Lessee to revise the plan within ten working days after The Lessee submits The Lessee’s plan.

(iv)	The Lessee shall pay the relevant expenses during the decoration period (including but not limited to decoration deposit, garbage removal fee, temporary water and electricity fees, etc.) listed in Appendix 5.

(v)	The Lessee can start The Lessee’s project only after obtaining the written permission of The Lessor or the management company and the approval of the relevant government departments. The Lessee shall commence and complete The Lessee Works as soon as possible after obtaining permission. Any renovation works that may affect adjacent tenants with noise or pollution can only be arranged between 20:00-06:00.

(vi)	Projects involving public equipment, facilities, systems and structures (including but not limited to fire protection system projects, air-conditioning system projects) must be carried out by the contractor designated by The Lessor; notwithstanding the foregoing agreement, the air-conditioning system does not involve an increase in the number of VAVB0X , For the work of displacement, water pipe transformation, connection on-line, and commissioning, The Lessee has the right to arrange for approval of The Lessor and designated by The Lessee according to the relevant drawings and materials provided by The Lessor or the management company and after written review and approval. Contractors carry out construction. All other decoration works must be carried out by a contractor approved by The Lessor and designated by The Lessee, whose qualifications must comply with the relevant provisions of The Lessor’s decoration code.

(vii)	The Lessee must submit the following information to The Lessor at least three days before the commencement of the works:

(1)	The names and addresses of the general contractor and other contractors planned to be employed in The Lessee’s construction work;

(2)	Actual start date and expected completion date of construction work and planned opening date.

(viii)	The Lessee shall instruct its employees, agents, contractors, licensors and workers, and The Lessor, and/or The management company, its employees, agents, workers and other lessees and contractors doing any work in the building. The Lessee must undertake to cause its agents, employees, contractors, licensors and workers to observe and obey the instructions given by The Lessor and/or the Management Company, its agents, and employees regarding the execution of the Works.

9.3	The Lessee must submit all necessary applications and plans to the relevant government departments. No interior decoration, partition, construction, installation of equipment or alterations shall be made to the premises without obtaining all necessary government approvals, licenses or permits and written approval from The Lessor or management company. If , for any reason, The Lessee has commenced interior decoration, partitioning, construction, installation, equipment or alterations to the premises before obtaining all necessary approvals, licenses or permits from relevant government departments, The Lessee must be responsible for such illegal works. We shall be solely responsible for all the consequences arising therefrom, including but not limited to the costs and expenses for the demolition and reconstruction of additional parts and alterations that are required to comply with the requirements of relevant government departments. The Lessee shall also be fully liable for all losses, claims, expenses and lawsuits caused by The Lessee due to The Lessee’s violation of this article.

9.4	After completing the decoration project, The Lessee shall apply to the relevant government departments for acceptance or submit filing materials according to the law.

(if any) to the management company. All losses caused by unauthorized use of the house by The Lessee under the condition that its decoration works do not meet the requirements of the relevant government departments shall be borne by The Lessee. In such cases, the management company has the right to prevent The Lessee from using the building from the perspective of the safety of the building.

Chapter 10 Insurance

purchase insurance

10. 1.1	During the lease term, The Lessee must purchase and maintain insurance to the satisfaction of The Lessor for the house at its own expense for the various risks described in Article 3.5.1 of this contract and the following:

(i)	Third Party Liability claim against The Lessee for any personal injury or property damage caused by The Lessee’s acts, omissions, neglect or negligence;

(ii)	grass for paying or compensating The Lessor for any damage to or relocation of all glass finishes and fittings in the premises;

(iii)	water damage the full insurable value of the stored items and equipment destroyed by the use or misuse of fire fighting equipment installed in the premises or by water intrusion;

(iv)	lessee’s property

The full replacement value of The Lessee’s utensils, chattels, inventory and equipment in the premises lost due to fire and other accidents and hazards;

10. 1.2	The insurance policy must be issued by a reputable insurance company approved by The Lessor. The insurance period must be the same as the lease period. The policy shall state that the insurance cannot be cancelled, modified or limited without the prior written consent of The Lessor. The Lessor has the right to require The Lessee to designate The Lessor as the co-insured and co-beneficiary of the third-party liability insurance. It is the responsibility of The Lessee to submit to The Lessor a receipt for the last payment of the insurance premium to the insurance company when The Lessor requires The Lessee to provide these insurance policies and that the insurance premium issued by the insurance company for the insurance policy is fully paid and in all respects. Evidence of validity and existence. If The Lessee fails to provide a valid insurance certificate that meets the requirements, The Lessor may apply for insurance for The Lessee, and The Lessee shall bear the insurance premiums incurred.

10.1.3	If The Lessee renovates the house, during the decoration period, The Lessee shall purchase all project risks (including third party liability insurance) for the renovation of the house at its own expense, and the insurance policy shall be specially attached with cross-liability and waiver . Recourse Clause, Errors and Omissions and Misdescription Clause, Uncontrollable Clause, Vibration and Movement and Weakening Support Clause, Property under Care and Control Clause; Lessee, Lessor and Works Contractor shall be co-insured and beneficiary ; The insured amount for material loss in the policy should not be less than the total project price. Before entering the site for renovation, The Lessee must submit the above insurance policy and the proof of premium paid to The Lessor or management company for review. If The Lessee fails to provide a valid insurance certificate that meets the requirements, The Lessor may prohibit The Lessee from constructing or take out insurance for The Lessee, and The Lessee shall bear the insurance premiums incurred. The compensation amount of the third party liability insurance mentioned in this article shall be determined according to the area of the house (building) according to the data listed in the following table:

the (built-up) area of the house	The limit of compensation for each accident shall not be less than (RMB)
＜100 m [2]	1,00, 000.00,
100 m [2] ≤ but ＜ 500 m [2]	3,000, 000. 00,
500 m [2] ≤ but ＜ 2000 m [2]	6,000, 000. 00,
2000 m [2] ≤	6,000,000.00, and the limit of accumulated compensation within the insurance period is set without limitinsurance period is set as unlimited

Breach of insurance

10.2.1	The Lessee shall not do or allow others to do anything that will invalidate the fire insurance, any other insurable risk or third party liability insurance (including insurance for loss or damage caused by third party claims) for the premises or the building or may be void, or result in increased insurance premiums.

10.2.2	If the premium of such insurance increases due to any action or conduct by The Lessee, The Lessor shall have the right to recover the increased premium from The Lessee without prejudice to any of its other rights and remedies.

Chapter 11 General Terms

abide by the law

11.1	The Lessee’s business operations in the building and all other behaviors and activities in the building (including the building) must abide by, obey and comply with Chinese laws, regulations and the instructions, rules and requirements issued by relevant government departments . In case of any breach or offense, The Lessee shall be liable to The Lessor for compensation. If The Lessee receives a notice from any government agency concerning or affecting the premises or any facilities provided in the premises, The Lessee shall immediately notify The Lessor in writing.

Rules and regulations

11.2.1	The Lessor reserves the right to formulate, introduce, modify, adopt or repeal any rules and regulations it deems necessary to operate and maintain the building as a first-class commercial building from time to time. These rules and regulations will come into effect after The Lessor gives written notice to The Lessee.

11.2.2	The Lessee shall abide by and obey the rules and regulations and management conventions on the management and control of the building and the equipment, facilities and public parts of the building formulated and modified by The Lessor or the management company from time to time. In case of violation, non-compliance or non-performance, The Lessee must fully compensate The Lessor for the losses suffered.

11.2.3	The above rules and regulations are supplements to this contract and shall not detract from the validity of this contract in any way. If there is any discrepancy or conflict between the above rules and regulations and this contract, the provisions of this contract shall prevail.

Not give up

11.3	The Lessor’s waiver or neglect of the lessee’s breach or failure at any time to comply with or perform its obligations and responsibilities under this Contract, shall not constitute a waiver by the Lessor of any further or future breach or failure to comply with or perform by the Lessee shall not constitute a basis for The Lessor to waive any continuing or future breach, non-compliance or non-performance by The Lessee, or shall in no way prejudice The Lessor from pursuing The Lessee for any continued or future breach , non-compliance, non-performance rights and legal remedies. Unless The Lessor expressly waives the pursuit of The Lessee in writing, any act or omission of The Lessor shall not constitute a waiver of The Lessor’s right to pursue The Lessee’s violation, non-compliance or non-performance. Any consent given by The Lessor to The Lessee constitutes only The Lessor’s consent to The Lessee for a particular event. Unless The Lessor so expresses in writing, it does not constitute a waiver by The Lessor against The Lessee, or waiver of any provisions of this Contract, nor shall it be construed as a waiver of The Lessor’s special consent requirement for similar events in the future.

11.4	The Lessor and its agents do not make any promises and guarantees for the following matters:

(i)	the fittings, fittings or installations (if any) in the building or premises;

(ii)	the state of the building or the house.

priority tenancy

11.5	When the lease period expires, The Lessor has the right to take back the house, and The Lessee should return it on schedule. The Lessee agrees to give up the pre-emptive right to lease the house under the same conditions.

tour the house

11.6	During the last six months of the tenancy period, The Lessee must allow The Lessor, upon prior notice to The Lessee, a person who may become a tenant or buyer of the premises to inspect the premises within a reasonable time, and The Lessee must allow The Lessor to inspect the premises within a reasonable time. Display the postings of the house for rent at the place The Lessor deems appropriate, and The Lessee shall not cover such postings.

right of pre-emption

11.7	If The Lessor enters into a contract with any third party to sell the house during the lease period (The Lessee confirms that The Lessor shall urge the assignee of the house to undertake in writing to undertake and continue to perform all the obligations and responsibilities of The Lessor in this contract. The name of The Lessor under Shanghai Ruiqiao Real Estate Development Co., Ltd. will be replaced by the name of the assignee. After that, the responsibility of Shanghai Ruiqiao Real Estate Development Co., Ltd. also terminated.

subletting

11.8.1	The Lessee shall not assign, mortgage, sublet, lend or sublet the premises or any part thereof. The Lessee shall also not authorize or permit any arrangement or transaction to give any third party the right to use, occupy, enjoy the Premises or any part thereof, whether or not such third party pays rent or other consideration therefor. When the above acts occur (whether for monetary or other consideration), in Without prejudice to any other rights and remedies of The Lessor, The Lessor has the right to terminate this contract in advance, and The Lessee must immediately move out of the house and return the house to The Lessor according to the notice of The Lessor.

11.8.2	The Lessee shall notify The Lessee at least 21 days in advance of The Lessee’s intention to change the name, and shall obtain The Lessor ’s written consent (The Lessor shall not refuse unreasonably). At the same time, The Lessee must provide reasonable evidence at the request of The Lessor to prove that The Lessee has not violated the provisions of Article 11.8.1 .

11.8.3	If The Lessee is a corporate legal person, any form of equity transfer or equity transfer of The Lessee’s parent company or replacement of The Lessee’s actual controller, or in any form (including but not limited to crowdfunding, co-builder, etc. ) to change the composition of the original shareholders (regardless of whether the industrial and commercial change registration is carried out), it is deemed that The Lessee has violated the provisions of Article 11.8.1 .

11.8.4	If The Lessee establishes a new company to actually use the house, The Lessor shall obtain the prior written consent of The Lessor and provide relevant documents to prove that the new company is a wholly-owned subsidiary of The Lessee. The Lessor, The Lessee and the new company will sign the relevant written agreement. From the date of transfer of the lease rights agreed in the agreement, The Lessee of this contract will be transferred to the new company; the new company shall enjoy all the rights and obligations of The Lessee under this contract. , The Lessee will no longer enjoy the rights and obligations of The Lessee under this contract. The resulting expenses (including but not limited to lease registration change fees (if any), stamp duty on contracts/agreements, notary fees (if any)) that should be borne by The Lessor or lessee or the new company shall all be borne by the new company , and The Lessee agrees to provide joint and several guarantee liability for the new company to perform its obligations under this contract (the guarantee period is two years from the date when the relevant debt performance period expires).

Within ten days from the date of establishment of the new company, The Lessee shall submit to The Lessor copies of the following documents (official seals are required):

Foreign-funded enterprises: industrial and commercial inspection list, foreign investment committee approval certificate/filing certificate, business license, shareholder’s member ID card, foreign exchange registration certificate, board member/single executive director’s letter of appointment and identity certificate, and legal representative’s identity certificate.

Domestic-funded enterprises: industrial and commercial inspection list, business license, letter of appointment and identity certificate of members of the shareholders’ meeting, and identity certificate of legal representative.

Business ethics

11.9	The Lessee confirms that it has fully understood The Lessor’s Code of Conduct and Business Ethics (including its most recently updated and valid version at http://www.shuionland.coni/static/files/corporate/code_chi.pdf ). The Lessee undertakes to abide by this code in the performance of this contract, especially the clauses concerning (but not limited to) “non- discriminatory employment”, ” avoidance of conflicts of interest” and “environmental responsibility commitment”. The Lessee acknowledges that a breach of this specification will be deemed a breach of this contract.

Company management

11.10	The current management company of the building is: Shanghai Fengcheng Property Management Co., Ltd. The Lessor reserves the right to change the building management company.

Intelligent Building Service

11.11	The Lessee has fully understood the information on the INNOPLUS (tentative name) intelligent building service plan (“Intelligent Building Service”), a related party of The Lessor’s group, Shanghai Ruianhui Enterprise Management Co., Ltd. or other designated related parties.). The Lessee agrees to actively cooperate in the implementation of these various building intelligent service measures unconditionally.

Chapter 12 Defination and Others

Title

12.1.1	The title and index are for reference only and do not form part of this contract. The understanding of this contract shall not be referenced or affected and limited by any title and index.

12.1.2	In this contract, unless the context otherwise requires, ” Lease ” refers to The Lessee and/or its assignees, successors, employees, construction units, agents, borrowers, contractors, customers , customers and any other persons related to The Lessee (hereinafter collectively referred to as “these persons”), so the prohibitions or restrictions imposed on The Lessee in this contract are also applicable to such persons; and under this contract The Lessee shall perform Any intentional or negligent behavior of such persons shall also be regarded as the intentional or negligent behavior of The Lessee, and The Lessee shall be responsible to The Lessor, and The Lessee shall If the behavior causes The Lessor to bear the expenses, expenses and losses of the third party, The Lessor shall make full compensation to The Lessor. In this contract, any provision prohibiting The Lessee from carrying out or taking any activities also includes prohibiting The Lessee from approving, permitting or procuring such persons to carry out or take such activities.

Notice

12.2.1	The Lessee shall designate a contact person. The contact person is: Yan Shimin, whose contact information is: Tel: 18916037868 : Mailing address: Administrative Department of Yangufang Group, 3rd Floor, West Building , Building 3 , Hongqiao Tiandi, No. 33 Suhong Road, Minhang District, Shanghai ; E-mail: yanshimin@yangufang.com . The contact person should go through the signature and filing formalities at The Lessor or management company. If The Lessor delivers any document to the contact person, it is deemed to be served on The Lessee, and any actions of the contact person are also regarded as The Lessee’s own behavior; if the contact person of The Lessee changes or the above information of the contact person changes , The Lessee shall notify The Lessor in writing in a timely manner, and go through the formalities for signing and filing changes. Any loss caused by The Lessee’s failure to notify The Lessor in time shall be borne by The Lessee.

12.2.2	Any notice provided by either party to the other party, including but not limited to any materials, documents, information and notices to be issued under this contract, shall be in writing and delivered by hand, post or express mail. Delivery or fax should be sent to the contact address listed in this contract (The Lessee’s effective contact address includes the address listed in Appendix 1 of this contract, the mailing address of the house and its contact person) or contact person. The address, fax or electronic communication terminal stipulated in this contract is also the address for work contact, dispute resolution, and service of legal documents of the people’s court and/or arbitration institution, and is applicable to the first instance, second instance, retrial and enforcement in arbitration and litigation procedures various stages. Litigation documents (including judgment documents and mediation documents) of the people’s court and/or arbitration institution are deemed to be effectively served if they are served at the address, fax or electronic communication terminal agreed upon by either party to this contract. If it is served according to the agreed address, fax or electronic communication terminal, it is deemed to be served; if the recipient refuses to receive it, it will not affect the validity of the service.

12.2.3	When either party changes the contact address or contact person, it shall promptly notify the other party in writing, otherwise, all consequences arising therefrom shall be borne by the party.

12.2.4	Unless otherwise agreed in this contract, any materials, documents and notices submitted and sent according to the address listed in this contract shall be deemed to have been delivered on the following dates:

(1)	If a special person is sent for delivery, the date of receipt by the recipient shall be the date of delivery;

(2)	If delivered by post or express mail, the third day after the post office of the sender has postmarked it;

(3)	if sent by facsimile, the date on which the facsimile is sent;

(4)	If it is sent by email, it is the date when the email first entered the recipient’s mailbox system.

Entire agreement

12.3	This Contract constitutes the entire agreement between the Lessor and the Lessee with respect to the matters covered by this Contract and supersedes all prior oral and written agreements with respect to the matters set forth herein.

Legal fees, stamp duty

12.4	Lessor and lessee shall each bear its own attorney’s fees for the preparation and completion of this contract. China stamp duty and China registration fee (if any) in connection with this Contract and its originals shall be borne equally by lessor and lessee.

Supplementary Agreement

12.5	For matters not covered herein, the Lessor and the lessee may enter into a supplementary agreement through separate negotiation, which shall have the same effect as this Contract.

confidentiality

12.6	Both parties agree to keep the contents of this contract strictly confidential and shall not disclose it to any other party, except for the affiliated companies and professional consulting companies of both parties, which should also strictly abide by the confidentiality obligations. Notwithstanding the foregoing agreement, The Lessee agrees that: if The Lessor discloses the terms of this contract due to the requirements of laws and regulations, the requirements of government departments, the requirements of potential investment/financing partners or the need for due diligence, it is not restricted by the foregoing provisions.

Registration

12.7	Both parties agree: this contract will not go through the formalities for the registration of the lease record for the time being. If laws and regulations and mandatory government regulations require the registration or supplementary registration of the lease, the two parties shall cooperate separately. At that time , The Lessee shall agree to entrust The Lessor to go through the lease registration and filing procedures of this contract and the cancellation procedures when the contract is terminated, and The Lessee shall be responsible for providing The Lessor with all the documents necessary for handling the aforesaid procedures as required by The Lessor and provide the necessary documents. ’s assistance. Both parties agree to sign the necessary documents to go through the lease filing procedures according to the requirements of the relevant government departments, but the signed documents should not conflict with the content of this contract. The relevant registration fees (if any) and government taxes shall be borne equally by both parties.

law

12.8	This contract is governed by the laws of the People’s Republic of China and shall be construed accordingly.

Dispute Resolution

12.9	If there is any dispute, both parties should negotiate to resolve it.

A people’s court with jurisdiction to file a lawsuit.

text

12.10.1	This contract is written in Chinese. The English translation of this contract (if any) is for reference only and does not form part of this contract. The understanding of this contract shall not be referred to or influenced by the English translation.

12.10.2	This contract is made in triplicate, with The Lessor holding two copies and The Lessee holding one copy.

sign

12.11	This contract shall become effective upon signature by both parties on the date recorded on the first page of this contract.

Appendix I

parties to the contract

Lessor: Shanghai Ruiqiao Real Estate Development Co., Ltd., whose legal address is Suhong Road, Minhang District, Shanghai

Room 608 , Building 3 , No. 33 , 201106 .

Lessee: Inner Mongolia Yangufang Whole Grain Industry Development Co., Ltd. Shanghai Branch, legal place address is

Room 305 , Building 3 , No. 29-33 , Suhong Road, Minhang District, Shanghai , 201106 .

Unified social credit code: 91310112MA1GBYH553

Appendix II

buildings, houses

Room 305 ( the” House”), No. 29 and 33 , Suhong Road, Shanghai, China (the “Building”).

Attached Table 3
Plans
(for identification purposes only)

Appendix 4

Lease period, rent-free period

lease term is 1095 days, from August 1, 2020 (“Start Date” to July 31, 2023 (both inclusive).

rent-free period is 30 days from November 1 , 2020 to November_30_, 2020 (both inclusive).

Appendix 5

Rent, Performance Bond,

Other Fees and Payment Methods

rent

(a)	The Lessee must pay the monthly rent and the corresponding value-added tax on or before the 1st day of each calendar month (calendar day).

Rent is calculated and charged according to the actual number of days per month as follows (excluding VAT):

From August 1 , 2020 to July 31 , 2023 , the rent of the house is RMB 6.48 / day /㎡ (excluding VAT);

The rent is calculated and charged according to the building area of the house.

(b)	The building area of the house is: 308.73 ㎡s (there is no ambiguity, the nominal floor of the house is 3 floors, actual floor is 3 floors): The building area is confirmed according to Article 2.5 of this contract.

Fees related to rent-free period

During the rent-free period, The Lessee does not need to pay rent, but needs to pay the management fee and other related fees (if any) in full O performance bond

(a)	Performance bond provided in accordance with Chapter VIII of this contract: a total of RMB 222,251.70 , which is equivalent to the sum of the 3 -month rent at the end of the lease term and the current management fee for 3 months, and the corresponding value-added calculated at the current tax rate for the aforementioned sum of fees taxi.

(b)	The performance bond paid by The Lessee of RMB 215,362.98 will not be refunded by The Lessor, but will be directly transferred to the performance bond payable by The Lessee under this contract. The Lessee shall pay The Lessor the full amount when this contract is signed. pay off.

Relevant expenses during the decoration period (the management company has been entrusted to collect)

If The Lessee renovates the house, the temporary water and electricity fee during the renovation period shall be calculated and paid according to the unit price including tax listed in the “Renovation Manual” and/or “Tenant Manual”. Other relevant fees shall be paid in accordance with the fee standards described in the following table. Both The Lessor and the management company have the right to adjust the fee.

standards according to the actual situation. The Lessee shall pay the adjusted relevant fees and value-added tax after the notification from The Lessor or management company.:

Hongqiao Tiandi Plaza Office Building Property Charges List*
serial number	Charge items	Charges ( RMB) (excluding VAT)	Remark
1.	Decoration deposit	￥50/㎡	minimum charge is￥20,000.
2.	Decoration coordination fee	￥9.43/㎡	Hand in the decoration blueprint for basic review, one-time collection, non-refundable. The minimum charge is 500￥ and the upper limit is 50,000 ￥.
3.	Decoration garbage removal fee	￥18.87/㎡	minimum charge is RMB￥ 1,000 , which will be charged at one time and will not be refunded.
4.	construction certificate cost	￥9.43/piece	One-time charge, non-refundable.
5.	construction certificate deposit	￥100/piece	Refundable with no interest on receipt.
6.	Vertical shaft occupancy fee	￥1886.79/shaftt	one-time charge
7.	24H chilled water usage fee	￥377.36/kW/month	Calculated by the cooling capacity of the equipment (kilowatt kw)
8.	Fire water discharge fee	￥943.40/unit/time
9.	Air conditioner water charge	￥566.04/unit/time
10.	Sprinkler system water charge	￥943.40/unit/time
11.	Overtime air conditioning fee	2 Office Building & No. 3 Office Building (whole floor): ￥358.49/hour No. 1 Office Building & No. 5 Office Building (whole floor): 301.897L/hour More than 750 ㎡s and less than the whole floor:￥ 0.20 /㎡/ Below 750 ㎡s per hour : ￥141.51/hour

Normal Air Conditioning Hours:

Monday-Friday: 8 : 00-19 : 00 Saturday: 8 : 00-13 : 00

(Except statutory holidays)

If the supply time of the air conditioner exceeds the contractual agreement , the tenant needs to pay the extra time air conditioner fee payment method

All payments made by The Lessee must be calculated and paid in RMB (including rent, management fee, performance bond and other payables), and should be paid to the designated collection account by bank transfer. The Lessor does not accept any overseas bank payment. Check or commercial money order.

Receiving account ( if any changes, further notice in writing)

(1)	The Lessor’s collection account:

Bank: Bank of China Shanghai Luwan Sub-branch

Account Name: Shanghai Ruiqiao Real Estate Development Co., Ltd.

Account: 433860666185

Note: The above account is used to collect rent, property management fee, performance bond, and other information notified by The Lessor cost.

(2)	Manage the company’s collection account:

Bank: Industrial and Commercial Bank of China Xintiandi Sub-branch

Account name: Shanghai Fengcheng Property Management Co., Ltd.

Account: 1001201629016235607

Note: The above accounts are used to collect water, electricity and utility fees, related fees during the renovation period, and other fees notified by The Lessor to be charged by the management company.

Appendix 6

List of decoration and facilities

(return standard)

1.	Install and complete the ceiling (including lighting), air conditioning system and fire protection system according to The Lessor’s floor plan

2.	Complete Raised floor installation

3.	Finish wall studs painted

4.	Cable connection to tenant area and supply and installation of isolating switch box

Appendix 7

management fee

(a)	Monthly management fee payable (including air-conditioning use during normal air-conditioning opening hours):

Calculated at RMB 31.14 /month/㎡ (building area) (excluding VAT)

(b)	During the lease term, the monthly management fee payable by The Lessee shall be paid on the first day of the month.

(c)	2.2 of Chapter II of this contract , and the corresponding value-added tax shall be calculated based on the adjusted management fee.

(d)	For details of the management fee collection account, please refer to Appendix 5.

Lessor:	Shanghai Ruiqiao Real Estate Development Co., Ltd.

Representative: Signed

(Seal)

Lessee:	Inner Mongolia Yangufang Whole Grain Industry Development Co., Ltd. Shanghai Branch

Representative: /s/ Junguo He

(Seal)